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                                                                      Exhibit 21


                           FOUNTAIN OIL INCORPORATED

                              LIST OF SUBSIDIARIES
                            As of October 31, 1995



             Name                                  Jurisdiction of Incorporation
             ----                                  -----------------------------
Fountain Oil U.S., Inc.                            Oklahoma

Uentech Corporation                                Oklahoma

Electromagnetic Oil Recovery International, Inc.   Alberta, Canada

Fountain Oil Production Incorporated               Delaware

Fountain Oil Adygea Incorporated                   Delaware

Fountain Oil Boryslaw Incorporated                 Delaware

Gastron International Ltd.                         British Virgin Islands